Exhibit 15.1

June 28, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F of JMU Limited (the "Company") for the fiscal year ended December 31, 2018 and are in agreement with the statements made in the first and second sentences of paragraph 1, paragraph 2 and paragraph 3 of that section. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China